FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(248) 433-4502
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

•	Q3 Net Income of $117 Million, or $0.30 Per Share

•	Adjusted Gross Margin of 21.6% Increased 320 Basis Points from Prior Year and 130 Basis Points from Q2 2012

•	SG&A Dropped 80 Basis Points to 10.2% of Home Sale Revenues

•	Net New Orders Increased 27% to 4,544 Homes Realized from 7% Fewer Communities

•	On a Dollar Basis, Net New Orders Increased 43% to $1.3 Billion

•	Unit Backlog Grew 49% to 7,686 Homes Valued at $2.2 Billion; Dollar Backlog At Highest Level Since 2008

•	Quarter-End Cash of $1.6 Billion After Retiring $96 Million of Notes During the Quarter, Up $243 Million from Q2 2012

•	Company Launches Tender Offer for Up to $1.0 Billion of Outstanding Senior Notes

Bloomfield Hills, MI, October 25, 2012 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its third quarter ended September 30, 2012. For the quarter, the Company reported net income of $117 million, or $0.30 per share, inclusive of an $11 million, or $0.03 per share, tax benefit. In the prior year, the Company reported a net loss of $129 million, or $0.34 per share, inclusive of a goodwill impairment charge of $241 million, or $0.63 per share, partially offset by a $73 million, or $0.19 per share, tax benefit.

“We are extremely pleased with the progress PulteGroup continues to make as our third quarter results represent our highest quarterly earnings since the third quarter of 2006 and keep us on track for full-year profitability,” said Richard J. Dugas, Jr., Chairman, President and Chief Executive Officer of PulteGroup. “Our financial performance reflects improvements within our homebuilding operations which resulted in adjusted gross margins of 21.6%, an increase of 320 basis points over last year, and improved SG&A leverage as overhead expenses fell 80 basis points to 10.2% of home sale revenues.

“The quarter also showed a continuation of the stronger housing demand we have been experiencing since the start of 2012, as PulteGroup's 27% increase in year-over-year signups was generated from 7% fewer communities. Although still well below historical levels, the U.S. housing market has realized a meaningful increase in the volume of new home sales for the first nine months of 2012.

“In past cycles, the U.S. housing industry proved to be a powerful engine that could help drive the economy forward and accelerate the pace of a recovery. A similar scenario could again be unfolding, as the industry is responding to increased sales by hiring additional workers and purchasing more building materials. While we are mindful of any potential impact from global or domestic economic issues, we are optimistic that the combination of ever higher rental rates, record low interest rates and limited housing supply can continue to support the improved housing demand. Within this environment, we continue to invest in the business appropriately, including having recently increased our approved 2012 land spend by $90 million to approximately $1.0 billion, while remaining focused on driving improved returns.”

Third Quarter Results

Revenue from home sales in the third quarter increased 12% from the prior year to $1.2 billion. Higher revenue for the period was driven by a 6% increase in average selling price to $279,000, combined with a 5% increase in closings to 4,418 homes.

For the quarter, the Company's homebuilding operations generated pretax income of $79 million, compared with a prior year pretax loss of $211 million, which included a goodwill impairment charge of $241 million. The Company's adjusted home sale gross margin for the third quarter was 21.6%, an increase of 320 basis points over the prior year and 130 basis points over the second quarter of 2012. Homebuilding SG&A expense for the quarter was $125 million, or 10.2% of home sale revenues. SG&A for the prior year period was $122 million, or 11.0% of home sale revenues.

Net new orders for the third quarter totaled 4,544 homes valued at $1.3 billion, an increase of 27% and 43%, respectively, over the prior year. The year-over-year increase in signups was generated from 7% fewer communities. On a unit basis, PulteGroup's quarter-end backlog was up 49% to 7,686 homes with a value of $2.2 billion, compared with a prior year backlog of 5,143 homes with a value of $1.4 billion. The Company's third quarter 2012 backlog is the highest dollar value since the second quarter of 2008.

The Company's financial services operations reported third quarter pretax income of $27 million, compared with prior year pretax income of $9 million. For the quarter, the Company's financial services operations benefitted from increased loan originations and favorable market conditions which drove higher gains on mortgage sales. Mortgage capture rate for the quarter was 83% compared with 78% for the same quarter last year.

Company Announces Tender for Up to $1.0 Billion of its Bonds

As detailed in a separate press release issued October 24, 2012, PulteGroup announced a tender offer for up to $1.0 billion face amount of certain of the Company's outstanding senior notes. The Company intends to fund the tender with cash on hand.

“Our liquidity reflects the Company's improving operating performance, more stringent capital investment policies, and ongoing sales of non-core assets. This tender will allow us to reduce PulteGroup's total leverage on terms that will generate positive yields and further improve our return on invested capital,” said Bob O'Shaughnessy, Executive Vice President and Chief Financial Officer.

The terms and conditions of the tender offer are described in the Offer to Purchase, dated October 24, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”).  Holders of Notes are urged to read the Offer to Purchase and the related Letter of Transmittal carefully before making any decision with respect to the tender offer.

A conference call discussing PulteGroup's third quarter 2012 results is scheduled for Thursday, October 25, 2012, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at pultegroupinc.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to continuing adverse conditions in the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Bloomfield Hills, Mich., is one of America's largest homebuilding companies with operations in approximately 60 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes and Del Webb, the company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and new homes designed for the way people actually live today. As the most awarded homebuilder in customer satisfaction, PulteGroup brands have consistently ranked among top homebuilders in third-party customer satisfaction studies.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com.

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PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Homebuilding
Home sale revenues	$1,232,704	$1,101,368	$3,070,895	$2,783,602
Land sale revenues	22,623	12,659	69,770	19,023
	1,255,327	1,114,027	3,140,665	2,802,625
Financial Services	47,264	27,904	112,367	71,720
Total revenues	1,302,591	1,141,931	3,253,032	2,874,345

Homebuilding Cost of Revenues:
Home sale cost of revenues	1,023,704	947,817	2,605,249	2,422,525
Land sale cost of revenues	21,061	(2,935)	62,069	1,782
	1,044,765	944,882	2,667,318	2,424,307

Financial Services expenses	20,578	19,306	62,914	78,832
Selling, general, and administrative expenses	125,191	121,553	372,691	402,379
Other expense (income), net	7,453	259,187	24,570	274,765
Interest income	(1,219)	(1,122)	(3,582)	(3,704)
Interest expense	201	322	616	990
Equity in (earnings) loss of unconsolidated entities	(284)	303	(3,836)	(1,999)
Income (loss) before income taxes	105,906	(202,500)	132,341	(301,225)
Income tax expense (benefit)	(10,727)	(73,202)	(15,062)	(77,016)
Net income (loss)	$116,633	$(129,298)	$147,403	$(224,209)

Net income (loss) per share:
Basic	$0.31	$(0.34)	$0.39	$(0.59)
Diluted	$0.30	$(0.34)	$0.38	$(0.59)

Number of shares used in calculation:
Basic	381,355	380,025	380,839	379,785
Effect of dilutive securities	3,215	—	2,036	—
Diluted	384,570	380,025	382,875	379,785

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	September 30, 2012	December 31, 2011

ASSETS

Cash and equivalents	$1,563,651	$1,083,071
Restricted cash	76,730	101,860
House and land inventory	4,470,571	4,636,468
Land held for sale	129,523	135,307
Land, not owned, under option agreements	11,054	24,905
Residential mortgage loans available-for-sale	263,378	258,075
Investments in unconsolidated entities	30,794	35,988
Income taxes receivable	28,282	27,154
Other assets	414,074	420,444
Intangible assets, net	152,523	162,348
	$7,140,580	$6,885,620

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$210,332	$196,447
Customer deposits	122,144	46,960
Accrued and other liabilities	1,380,941	1,411,941
Income tax liabilities	202,280	203,313
Financial Services debt	103,000	—
Senior notes	2,999,837	3,088,344
Total liabilities	5,018,534	4,947,005

Shareholders' equity	2,122,046	1,938,615

	$7,140,580	$6,885,620

PulteGroup, Inc. Consolidating Statements of Cash Flows ($000's omitted) (Unaudited)

	Nine Months Ended
	September 30,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$147,403	$(224,209)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Write-down of land and deposits and pre-acquisition costs	12,623	11,419
Goodwill impairments	—	240,541
Depreciation and amortization	22,278	24,629
Stock-based compensation expense	14,368	14,444
Equity in (earnings) loss of unconsolidated entities	(3,836)	(1,999)
Distributions of earnings from unconsolidated entities	7,223	5,042
Loss on debt repurchases	—	3,537
Other, net	5,254	2,741
Increase (decrease) in cash due to:
Restricted cash	(966)	690
Inventories	160,973	(174,231)
Residential mortgage loans available-for-sale	(5,275)	2,182
Other assets	(1,612)	108,202
Accounts payable, accrued and other liabilities	63,832	(99,674)
Income tax liabilities	(1,033)	(73,280)
Net cash provided by (used in) operating activities	421,232	(159,966)
Cash flows from investing activities:
Distributions from unconsolidated entities	2,696	4,388
Investments in unconsolidated entities	(1,266)	(3,749)
Net change in loans held for investment	736	449
Change in restricted cash related to letters of credit	26,096	(89,385)
Proceeds from the sale of fixed assets	4,705	9,449
Capital expenditures	(10,597)	(15,162)
Net cash provided by (used in) investing activities	22,370	(94,010)
Cash flows from financing activities:
Financial Services borrowings (repayments)	103,000	—
Other borrowings (repayments)	(92,493)	(68,351)
Issuance of common stock	27,432	—
Stock repurchases	(961)	(2,021)
Net cash provided by (used in) financing activities	36,978	(70,372)
Net increase (decrease) in cash and equivalents	480,580	(324,348)
Cash and equivalents at beginning of period	1,083,071	1,483,390
Cash and equivalents at end of period	$1,563,651	$1,159,042

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$(28,072)	$(29,457)
Income taxes paid (refunded), net	$(12,901)	$(5,665)

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
HOMEBUILDING:
Home sale revenues	$1,232,704	$1,101,368	$3,070,895	$2,783,602
Land sale revenues	22,623	12,659	69,770	19,023
Total Homebuilding revenues	1,255,327	1,114,027	3,140,665	2,802,625

Home sale cost of revenues	1,023,704	947,817	2,605,249	2,422,525
Land sale cost of revenues	21,061	(2,935)	62,069	1,782
Selling, general, and administrative expenses	125,191	121,553	372,691	402,379
Equity in (earnings) loss of unconsolidated entities	(243)	331	(3,714)	(1,931)
Other expense (income), net	7,453	259,187	24,570	274,765
Interest income, net	(1,018)	(800)	(2,966)	(2,714)
Income (loss) before income taxes	$79,179	$(211,126)	$82,766	$(294,181)

FINANCIAL SERVICES:
Income (loss) before income taxes	$26,727	$8,626	$49,575	$(7,044)

CONSOLIDATED:
Income (loss) before income taxes	$105,906	$(202,500)	$132,341	$(301,225)

PulteGroup, Inc. Segment data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Home sale revenues	$1,232,704	$1,101,368	$3,070,895	$2,783,602

Closings - units
Northeast	456	515	1,224	1,231
Southeast	776	744	1,984	2,032
Florida	588	621	1,633	1,655
Texas	923	963	2,484	2,505
North	863	721	2,057	1,837
Southwest	812	634	1,969	1,712
	4,418	4,198	11,351	10,972
Average selling price	$279	$262	$271	$254

Net new orders - units
Northeast	432	390	1,599	1,378
Southeast	787	625	2,384	2,108
Florida	679	479	2,147	1,844
Texas	978	775	3,212	2,681
North	939	633	2,872	2,049
Southwest	729	662	2,899	2,071
	4,544	3,564	15,113	12,131
Net new orders - dollars (a)	$1,312,490	$916,552	$4,257,541	$3,125,675

			September 30,
			2012	2011
Unit backlog
Northeast			800	703
Southeast			1,002	807
Florida			1,172	784
Texas			1,553	1,050
North			1,524	865
Southwest			1,635	934
			7,686	5,143
Dollars in backlog			$2,246,296	$1,398,636

(a)	Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
MORTGAGE ORIGINATIONS:
Origination volume	3,073	2,585	7,697	6,667
Origination principal	$685,001	$549,859	$1,681,321	$1,363,752
Capture rate	82.6%	78.1%	81.3%	77.1%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Interest in inventory, beginning of period	$358,451	$358,806	$355,068	$323,379
Interest capitalized	50,730	55,230	153,369	167,367
Interest expensed	(57,155)	(48,693)	(156,411)	(125,403)
Interest in inventory, end of period	$352,026	$365,343	$352,026	$365,343
Interest incurred	$50,730	$55,230	$153,369	$167,367

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures

This report contains information about our home sale gross margins reflecting certain adjustments. This measure is considered a non-GAAP financial measure under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measure as a measure of our operating performance. Management and our local divisions use this measure in evaluating the operating performance of each community and in making strategic decisions regarding sales pricing, construction and development pace, product mix, and other daily operating decisions. We believe it is a relevant and useful measure to investors for evaluating our performance through gross profit generated on homes delivered during a given period and for comparing our operating performance to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments thereto before comparing our measure to that of such other companies.

The following table sets forth a reconciliation of this non-GAAP financial measure to the GAAP financial measure that management believes to be most directly comparable ($000's omitted):

Home Sale Gross Margin
	Three Months Ended
	September 30, 2012	June 30, 2012	March 30, 2012	December 31, 2011	September 30, 2011

Home sale revenues	$1,232,704	$1,024,405	$813,786	$1,167,141	$1,101,368
Home sale cost of revenues	1,023,704	869,379	712,166	1,021,873	947,817
Home sale gross margin	209,000	155,026	101,620	145,268	153,551
Add:
Impairments (a)	385	633	3,700	7,885	526
Capitalized interest amortization (a)	57,155	52,070	47,186	63,979	48,693
Adjusted home sale gross margin	$266,540	$207,729	$152,506	$217,132	$202,770

Home sale gross margin as a percentage of home sale revenues	17.0%	15.1%	12.5%	12.4%	13.9%

Adjusted home sale gross margin as a percentage of home sale revenues	21.6%	20.3%	18.7%	18.6%	18.4%

(a)	Write-offs of capitalized interest related to impairments are reflected in capitalized interest amortization.